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                                                                    Exhibit 99.1

CYBERKINETICS ANNOUNCES $11.4 MILLION PRIVATE FINANCING

FOXBOROUGH, Mass., Sep 27, 2005 (BUSINESS WIRE) -- Cyberkinetics Neurotechnology Systems, Inc. (OTCBB:CYKN) (the "Company") announced today that it has sold approximately $11.4 million of privately placed newly issued shares of common stock and warrants for the purchase of additional shares of common stock to institutional and accredited investors.

The Company issued an aggregate of approximately 9.5 million shares of common stock at a price of $1.20 per share, together with a common stock purchase warrant to purchase up to approximately 4.8 million additional shares of common stock at an exercise price of $1.60 per share. The Company also issued shares of its common stock to Hunter World Markets, Inc. of Beverly Hills, California for services rendered in connection with leading the financing; Rodman and Renshaw, LLC and Seven Hills Partners, LLC were also issued warrants for services rendered in connection with the transaction. The proceeds of the transaction are expected to support the launch of the NeuroPort(TM) System and continued clinical studies of the BrainGate(TM) System, as well as for general corporate purposes.

The shares of common stock and warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States without a registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued in the private placement and the shares of common stock issued upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SOURCE: Cyberkinetics Neurotechnology Systems, Inc.

Cyberkinetics Contact:
Elizabeth A. Razee
508-549-9981, Ext. 109
erazee@cyberkineticsinc.com